SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  August 9, 1997

                  DUNES HOTELS AND CASINOS INC.
       (Exact name of Registrant as specified in charter)

                            New York
         (State or other jurisdiction of incorporation)

         1-4385                                11-1687244
(Commission File Number)                     (IRS Employee
                                          Identification No.)

4600 Northgate Boulevard, Suite 130, Sacramento, California   95834
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (916) 929-2295

          4045 South Spencer, Las Vegas, Nevada  89119
  (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

      Dunes Hotels and Casinos Inc. (the Company) previously reported the matter known as FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), ET AL. V. JOHN B. ANDERSON, ET AL. On August 9, 1997, the court appointed Special Master, acting as an agent of the FDIC, published in a major newspaper in Las Vegas, Nevada, a notice of a court supervised sale of common stock and other assets, including certain shares of common stock of the Company, Cedar Development Co. (Cedar), J.B.A. Investments, Inc. (JBA) and Baby Grand Corp. (BGC). Mr. Anderson, through his ownership of Cedar, the parent company of JBA and BGC, owns approximately 67.2% of the outstanding common stock of the Company. Of those shares (i) 3,000,000 shares or 47.1% of the outstanding common stock of the Company are pledged as collateral in favor of entities of which the FDIC is a successor and/or assign, and (ii) 1,280,756 shares or 20.1% of the outstanding common stock are pledged to a subsidiary of the Company as collateral for a promissory note in the approximate amount of $2,083,735 (including interest of approximately $167,000) payable by BGC to the Company (the BGC Note). The court has set November 13, 1997 as the last day within which an entity may submit an initial bid for all or any part of the assets available for sale. The Company is unable to predict whether the Special Master will receive any bids for, or otherwise sell all or any part of, the assets. If the Special Master is successful in directly or indirectly selling the common stock of the Company, there will be a change in control of the Company. A change in control of either the Company or BGC may adversely affect the operations of the Company, including its ability to collect on certain obligations (such as the BGC Note) owed to the Company by Mr. Anderson and affiliated entities. The matter is more fully discussed in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

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

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Dunes Hotels and Casinos Inc.
                           (Registrant)


Date:  August 15, 1997     By: /s/ James H. Dale
                               JAMES H. DALE, TREASURER


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